EXHIBIT 99.2

Occidental Petroleum Corporation

STEPHEN CHAZEN

President and Chief Financial Officer

– Conference Call –

First Quarter 2008 Earnings Announcement

April 24, 2008

Los Angeles, California

Thank you Chris.

Net income for the quarter was a record $1.846 billion, or $2.23 per diluted share, compared to $1.212 billion, or $1.43 per diluted share in the first quarter of 2007. Core results in the first quarter of 2008 were $1.819 billion, or $2.20 per diluted share, compared to $788 million, or $0.93 per diluted share for the same period of 2007.

Here’s the segment breakdown for the first quarter.

Oil and gas first quarter 2008 segment earnings were $2.888 billion, compared to $1.883 billion for the first quarter of 2007. Oil and gas core results for the first quarter of 2007 were $1.362 billion, after excluding a $412 million gain from the sale of our Russian joint venture and a $109 million gain from the resolution of certain legal disputes. The following accounted for the increase in oil and gas earnings between these quarters:

•

Higher worldwide oil and gas price realizations resulted in an increase of $1.6 billion of earnings over the comparable period in 2007. Occidental’s average realized crude oil price in the 2008 first quarter was $86.75 per barrel, an increase of $35.08 over the comparable period in 2007. Oxy’s domestic average realized gas price for the quarter was $8.15 per mcf, compared with $6.38 per mcf for the first quarter 2007.
•

Worldwide oil and gas production for the first quarter of 2008 averaged 607,000 barrels of oil equivalent per day, an increase of 8.4 percent, compared with 560,000 BOE production in the first quarter of last year. The bulk of the production improvement was the result of 55,000 BOE per day from the Dolphin project which began production in the third quarter of 2007, partially offset by lower volumes from our production sharing contracts due to higher prices.

•	Our guidance for the first quarter production was in the range of 600,000 to 615,000 BOE per day, based on $90 WTI and our results were in the middle of the range.
•

Dolphin contributed $102 million to after-tax income during the first quarter which was ahead of our guidance. The sales volumes were 55,000 BOE per day slightly ahead of our guidance of 53,000 BOE per day. Dolphin reached full operations in February and is currently producing approximately 2 billion cubic feet of natural gas per day and 200,000 barrels of liquids per day.

•	Exploration expense was $74 million in the quarter, which was in line with our guidance of $70 to $90 million.

The first quarter 2008 production costs per barrel are approximately 39 cents less than the fourth quarter of 2007. Oil and gas production costs for the first three months of 2008 were $12.94 a barrel compared to last year’s costs of $12.36 a barrel. These numbers were adjusted to remove the midstream costs. The increases reflected higher production and ad valorem taxes and higher field operating costs.

Chemical segment earnings for the first quarter of 2008 were $179 million, which was higher than our guidance of $100 to $125 million. Chemicals earned $137 million in last year’s first quarter. The improvement in earnings was due to higher prices and margins in caustic soda along with higher PVC and VCM volumes exported to non-U.S. dollar denominated economies.

We have reclassified our midstream assets out of the oil and gas segment. Our midstream assets are comprised of the following businesses:

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Marketing – Oxy’s marketing group (OEMI) markets our equity production and manages third party transactions. The primary driver of these earnings are marketing and trading margins in oil and gas, transportation and storage programs.

•

Gas processing plants – Our domestic wet gas production and third party production is processed through 13 Permian and 2 other gas plants to extract NGLs and deliver dry gas to the pipelines. The primary drivers for margins and cash flows are the difference between inlet costs of natural gas and market prices for NGLs and inlet volumes processed.

•

Pipelines – In the Permian basin, we own an oil-gathering, common carrier pipeline company with approximately 2,750 miles of pipeline and storage system with 5 million barrels of active storage. The main margin and cash flow drivers are volumes shipped. We also own a 24.5 percent equity interest in the Dolphin Pipeline project which carries gas to market in the UAE.

•	Power generation – Oxy owns two cogeneration plants, one in Texas and one in Louisiana, and an equity investment in a gas –

fired power plant at our Elk Hills site. The three plants have a combined electricity capacity to produce 1,768 megawatts per hour.
•

CO2 source fields and facilities – In the Permian Basin, we process and transport CO2 for use in the company’s enhanced oil recovery program, and the earnings represent the small volume sold to third parties.

The net book value of midstream properties was approximately $1.8 billion at December 31, 2007. As we disclosed earlier, we earned $123 million during the first quarter of 2008 from these assets. Midstream capital spending and property acquisition costs were approximately $430 million in 2007 and are expected to be about the same in 2008. These funds will be spent enhancing our CO2 production and expanding our pipeline capacity.

The worldwide effective tax rate was 42 percent for the first quarter of 2008, as compared to our guidance of 43 percent.

Capital spending was $868 million for the quarter. We currently expect total capital spending for 2008 to be about $4 billion. The increase from the prior estimate is a result of capital for the Rockies, California and Midstream assets.

Cash flow from operations for the three months was approximately $2.7 billion. We used $870 million of the company’s cash flow to fund capital expenditures, $1.6 billion for acquisitions and $210 million to pay dividends. We spent $435 million to repurchase 6.3 million common shares at an average price of $69.68 per share. These and other net cash outflows decreased our $2.0 billion cash balance at the end of last year by $500 million to $1.5 billion at March 31. The first quarter U.S. income tax payments reflect true-ups of 2007 amounts due. The second quarter payments will increase since two quarterly estimated tax payments will be due. Debt was $1.8 billion at the end of March, which was unchanged from December 31, 2007.

The weighted average basic shares outstanding for the three months were 823.6 million and the weighted average diluted shares outstanding were 828.2 million. At March 31, there were 821.5 million basic shares outstanding and the diluted share amount was approximately 826.1 million.

Oxy’s 2008 annualized return on equity was 32 percent, with annualized return on capital employed of 29 percent.

As we look ahead in the current quarter:

•

We expect oil and gas production to be in the range of 610,000 to 620,000 BOE per day during the second quarter, at $100 oil prices. We expect second quarter production increases in Argentina, Colombia, Rocky Mountains, Permian and Oman, partially offset by decreases due to high cost recovery levels in the first quarter.

With regard to prices -

•

A $1.00 per barrel change in oil prices impacts oil and gas quarterly earnings before income taxes by about $39 million. This $39 million sensitivity includes the impact of Dolphin. Also included is the production sharing contract price impact of approximately 500 barrels per day.

•	A swing of 50-cents per million BTUs in domestic gas prices has a $25 million impact on quarterly earnings before income taxes.

Additionally –

•	We expect exploration expense to be about $80 to $100 million for seismic and drilling for our exploration programs.

•

It is difficult to predict chemical results in the current environment. However, we reasonably expect chemical segment earnings to be in the range of $120 to $140 million, compared to $179 million in the first quarter. Higher feedstock costs are the primary driver of the reduced forecast. This outlook is also less than the second quarter 2007 earnings of $158 million, due to weakness in domestic construction which impacts industry demand.

•

We expect our combined worldwide tax rate in the second quarter, to remain about 42 percent. Our first quarter U. S. and foreign tax rates are included in the “Investor Relations Supplemental Schedule”.

•	Copies of the press release announcing our first quarter earnings and the Investor Relations Supplemental Schedules are available on our website www.oxy.com or through the SEC’s EDGAR system.

Now we’re ready to take your questions.

See the investor relations supplemental schedules for the reconciliation of non-GAAP items. Statements in this presentation that contain words such as "will," "expect" or "estimate," or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: exploration risks such as drilling of unsuccessful wells; global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; higher-than-expected costs; political risk; operational interruptions; changes in tax rates; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition. You should not place undue reliance on these forward-looking statements which speak only as of the date of this presentation. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. U.S. investors are urged to consider carefully the disclosure in our Form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com . You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

Occidental Petroleum Corporation
Return on Capital Employed (% )
($ Millions)		Three
		Months	Annualized
Reconciliation to Generally Accepted Accounting Principles (GAAP)	2007	2008	2008
GAAP measure - earnings applicable to common shareholders	5,400	1,846
Interest expense	199	—
Tax effect of interest expense	(70)	—
Earnings before tax-effected interest expense	5,529	1,846

GAAP stockholders' equity	22,823	23,944

DEBT
GAAP debt
Debt, including current maturities	1,788	1,775
Non-GAAP debt
Capital lease obligation	25	25
Subsidiary preferred stock	—	—
Total debt	1,813	1,800

Total capital employed	24,636	25,744

Return on Capital Employed (%)	23.6	7.3	29.3